Exhibit 10(bb)

Execution Copy

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (the “Agreement”) is entered into between Energy Future Holdings Corp., a Texas corporation (the “Company”), and David P. Poole, an individual, (“Executive”). Executive and the Company are referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, Executive previously notified the Company of Executive’s intention to terminate his employment with the Company for Good Reason, as defined in the employment agreement between Executive and the Company dated May 1, 2004, as amended on September 28, 2007, October 4, 2007, and January 2, 2008 (“Employment Agreement”);

WHEREAS, the Company has accepted Executive’s resignation for Good Reason, and has agreed to permit Executive’s resignation for Good Reason to be effective as of March 31, 2008; and

WHEREAS, the Company and Executive desire to enter into this Agreement setting forth the terms of Executive’s separation from the Company.

NOW, THEREFORE, in consideration of the promises and mutual agreements in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency which are acknowledged, the Company and Executive agree as follows:

ARTICLE 1

RESIGNATION AND TERMINATION OF EMPLOYMENT

Effective at 12:01 a.m. on March 31, 2008 (the “Separation Date”), Executive’s employment with the Company ended, and he resigned from all positions he held as an officer of the Company and any entity that controls, is controlled by, or is under common control with the Company (an “Affiliate”).

On or before the Separation Date, Executive returned all property of the Company and its Affiliates, including all written, printed or electronic Confidential Information (as defined below), in his possession. If Executive discovers, or comes into possession of, any other Confidential Information after the Separation Date, he shall promptly return it to the Company’s General Counsel.

ARTICLE 2

SEVERANCE PAYMENT AND BENEFITS

2.1	Severance Payments

a.	Consistent with the Employment Agreement and the Additional Payment Agreement between Executive and the Company dated October 10, 2007 (“Additional Payment Agreement”), and in consideration for the promises contained in this Agreement, the Company will provide Executive with the severance payments and benefits described below:

(i)	Accrued Obligations. A cash payment for: a) eleven thousand eleven hundred eleven dollars and eleven cents ($11,111.11) for Executive’s base salary through the Separation Date, to the extent it has not already been paid; b) eighty thousand dollars and no cents ($80,000.00) for Executive’s accrued and unused vacation days as of the Separation Date, to the extent they remain unused and he has not otherwise been paid for them; and c) any expense reimbursements to which Executive is entitled through the Separation Date, to the extent they have not already been paid.

(ii)	Deferred Compensation. Any amounts in Executive’s account under the Company’s Salary Deferral Program (“SDP”) shall become fully vested and shall be paid at such time and in such form as otherwise payable under the terms of the SDP.

(iii)	COBRA. To the extent Executive elects to continue medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will offer Executive COBRA coverage for eighteen months, subject to COBRA’s provisions. Executive’s required contribution will be at employee rates.

(iv)	Gross-up. Pursuant to Section 4.6 of the Employment Agreement, Executive shall be entitled to gross-up payments for any payment, distribution, or provision of a benefit provided, or to be provided, by the Company or any of its Affiliates pursuant to the Employment Agreement, the Additional Payment Agreement, or this Agreement that is subject to an Excise Tax (as defined in the Employment Agreement).

b.

The Company and Executive agree that the payments and benefits described in Section 2.1.a. above shall be in lieu of any other separation, severance incentive, or benefits offered under any plan, program, or agreement (including the Employment Agreement) to which Executive may have been, or to which Executive believes he may be, entitled as a result of his employment with or separation from the Company or any Affiliate, except for those specifically provided for in the Additional Payment Agreement, which survives execution of this Agreement, and Section 2.2 below. Any such payments shall be less any applicable taxes and withholdings, deductions, or obligations, including any amounts owed to the Company or an Affiliate by Executive on any Company issued or sponsored travel or credit cards or any other expenses or payments for which the Company is entitled to be reimbursed by Executive.

2.2	Other Benefits

a.	It is agreed that, from and after the Separation Date, Executive shall not be eligible to continue to participate in any employee benefit plan, program, or policy sponsored by the Company or any Affiliate, except for rights that have vested as of the Separation Date or as specifically provided in this Agreement.

b.	Executive will be entitled to receive a distribution of, or cause a direct rollover of any balances subject to direct rollover, his vested awards or vested account balances under, and subject to the provisions of, each of the governing plan documents of the following employee benefit plans and other terms described in the Employment Agreement:

(i)	EFH Retirement Plan (Cash Balance formula) (with credit for two (2) years of Accredited Service (as defined in the EFH Retirement Plan) per each year of Executive’s employment for purposes of all retirement benefits in accordance with Section 3.5 of the Employment Agreement as if Executive had continued in the employment of the Company through October 10, 2009);

(ii)	EFH Supplemental Retirement Plan (“SRP”);

(iii)	EFH Thrift Plan; and

(iv)	EFH Health Care and Life Insurance Plan.

ARTICLE 3

WAIVER AND RELEASE

3.1	Release of Company by Executive

Executive represents that he has not filed any complaints of any kind whatsoever with any local, state, federal, or governmental agency or court against the Company based upon, or in any way related to, Executive’s employment with the Company. Executive further represents that he understands that payment of the severance payments and benefits as provided for in Article 2 constitute a full and complete satisfaction of any claims, asserted or unasserted, known or unknown, that Executive has or may have against the Company or an Affiliate except as provided below. In exchange for the payments to be made by the Company and benefits to be received by Executive under this Agreement, Executive individually and on behalf of Executive’s spouse, heirs, successors, and assigns hereby agrees not to sue or instigate any grievance, charge, claim, action, or suit, at law or in equity, and unconditionally releases, dismisses, and forever discharges the Company, including its predecessors, successors, parents, subsidiaries, affiliated corporations, limited liability companies and partnerships, including (but not limited to) Energy Future Holdings Corp., Energy Future Competitive Holdings Company,

Luminant Energy Services Company, Luminant Mining Services Company, Luminant Power Services Company, EFH Corporate Services Company, TXU Retail Services Company, Texas Competitive Electric Holdings Company LLC, TXU Energy Retail Company LLC, Luminant Energy Company LLC, TXU Energy Solutions Company LLC, Oncor Electric Delivery Holdings Company LLC, Oncor Electric Delivery Company LLC, Luminant Generation Company LLC, Generation MT Company LLC, Generation SVC Company, Luminant Mining Company LLC, and all of their employee benefit plans, officers, directors, fiduciaries, employees, assigns, representatives, agents, and counsel (collectively the “Released Parties”) from any and all claims, demands, liabilities, obligations, agreements, damages, debts, and causes of action arising out of, or in any way connected with, Executive’s employment with or separation from the Company or any of the Released Parties. This waiver and release includes, but is not limited to, all claims and causes of action arising under or related to Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Act of 1866; Section 1981 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974, as amended; Section 211 of the Energy Reorganization Act; the Sarbanes-Oxley Act of 2002; the Older Workers Benefit Protection Act of 1990; the Worker Adjustment and Retraining Notification Act; the Occupational Safety and Health Act, as amended; the Family and Medical Leave Act; the Texas Labor Code, including (but not limited to) Chapter 451; the Texas Commission on Human Rights Act; all state and federal statutes and regulations; all oral or written contract rights, including any rights under any Company incentive plan, program, or labor agreement; and all claims arising under common law including breach of contract, tort, or for personal injury of any sort; SAVE and EXCEPT Executive does not release Company from any liability for: (i) any claim for which Executive is entitled to indemnification under the terms of any contractual indemnity or the charter, articles, bylaws, or any other organizational documents of the Company or any of its Affiliates; (ii) any vested rights under any of the Company’s employee benefit plans; (iii) Executive’s rights under this Agreement, under the Additional Payment Agreement and under Sections 4.6, 4.7, and 5.1 of the Employment Agreement that survive Executive’s separation from employment; and (iv) Executive’s rights under any directors and officers liability insurance policies that provide coverage to Executive in his capacity as a former officer of the Company or any of its Affiliates, and nothing in this agreement is intended to or shall constitute a waiver of any such insurance coverage available to Executive.

Executive understands that this Waiver and Release precludes him from recovering any relief as a result of any lawsuit, grievance, or claim brought on his behalf and arising out of his employment or separation from employment with the Company. However, nothing in this Waiver and Release restricts Executive in any way from truthful communications with, filing a charge or complaint with, or full cooperation in the investigations of, any governmental body, entity, or agency on matters within their jurisdictions or from cooperating with the Company in any internal investigation.

3.2	Release of Executive by Company

The Company, on behalf of itself and its Affiliates, hereby releases, discharges and agrees to indemnify and hold harmless Executive from any and all claims and causes of action that it or they may have against Executive arising out of his employment with, or separation from, the Company or any Affiliate. Such release, discharge and indemnification does not include claims for violation of any law, including any securities law or willful misconduct (the Company acknowledges that it is not aware of any such conduct as of the execution of this Agreement). Company further acknowledges and agrees that, except as provided below, Executive’s sole obligations to Company from and after the Separation Date are set forth in this Agreement and that all prior agreements, whether written or oral, are terminated and of no further force and effect as of the Separation Date. Executive shall retain, and nothing in this Agreement shall affect, Executive’s rights to all indemnification and rights, including any to advancement or payment of defense and/or related legal costs, provided by a) the Company’s directors and officers liability insurance to the maximum extent provided for or permitted by the directors and officers liability insurance policy, and/or b) the Company’s or any Affiliate’s by-laws, charter, articles, organizational documents, or policies that may be applicable to Executive as a former officer of the Company or any such Affiliate.

ARTICLE 4

CONSULTATION AND REVOCATION PERIODS

Executive understands that signing this Agreement, including the Waiver and Release described in Article 3, is an important legal act. Executive acknowledges that he has consulted with legal counsel of his own choosing in connection with the matters addressed in this Agreement. Executive further acknowledges that he had twenty-one (21) days from the day he received this offer to consider this Agreement. Executive understands further that, for a period of seven (7) days following his signing of this Agreement (“Revocation Period”), he may revoke his acceptance of the offer represented by this Agreement by either delivering or mailing a written statement revoking his acceptance to the General Counsel of Energy Future Holdings Corp. at 1601 Bryan Street, 6th Floor, Dallas, Texas, 75201. In the event of such a revocation, this Agreement will not become effective, and the Company shall have no obligation to provide any rights or benefits under this Agreement (other than the Accrued Obligations described under Section 2.1.a.(i) and any other payments the Company is otherwise legally obligated to make to Executive).

ARTICLE 5

NON-DISCLOSURE, NON-DISPARAGEMENT, AND NON-SOLICITATION

5.1	Confidentiality and Non-Disclosure

“Confidential Information” means information: (i) disclosed to or known by Executive as a consequence of or through his employment with the Company or an Affiliate; (ii) not publicly available or not generally known outside the Company or its Affiliates; and (iii) that relates to the business and development of the Company or its Affiliates. Any information that does not meet each of the criteria listed in subsections (i) – (iii) above shall not constitute Confidential Information.

By way of example, Confidential Information shall include but not be limited to the following: all non-public information or trade secrets of the Company or its Affiliates that gives the Company or its Affiliates a competitive business advantage, the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interests of the Company or its Affiliates; information regarding the Company’s or an Affiliate’s business operations, such as financial and sales data (including budgets, forecasts, and historical financial data), operational information, plans, and strategies; business and marketing strategies and plans for various products and services; rate and regulatory strategy and plans; information regarding suppliers, consultants, employees, and contractors; technical information concerning products, equipment, services, and processes; procurement procedures; pricing and pricing techniques; information concerning past, current and prospective customers, investors, and business affiliates; plans or strategies for expansion or acquisitions; budgets; research; trading methodologies and terms; communications information; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; Company files, physical or electronic documents, equipment, and proprietary data or material in whatever form including all copies of all such materials; and matters that Executive conceived or developed during his employment with the Company, as well as matters Executive learned from other employees or contractors of the Company.

Executive understands and confirms that, as a result of his employment with the Company and its Affiliates, he has obtained Confidential Information. Executive hereby reconfirms his agreement to comply with the obligations set forth in Section 4.9 of the Employment Agreement and Section II of the Company’s Code of Conduct, and hereby agrees to maintain all Confidential Information in strictest confidence. Accordingly, Executive will not: (a) use Confidential Information in any way (including, without limitation, in any future business relationship of Executive); (b) publish or disclose any Confidential Information; or (c) authorize anyone else to use, publish, or disclose any Confidential Information. Executive also agrees and acknowledges that all terms and conditions contained in this Agreement are to remain strictly confidential, and he agrees not to communicate or otherwise disclose the existence, terms, conditions, contents, or negotiations relating to this Agreement to any person or entity other than his spouse, financial advisor, tax advisor, attorney, accountant or any governmental entity that requests such information in any manner, whether directly or indirectly, without prior written consent from the Company authorizing the particular disclosure requested; such consent by the Company shall not be unreasonably withheld. Any authorized disclosure to Executive’s spouse, financial advisor, tax advisor, attorney or accountant shall be accompanied by an instruction that the Agreement and related information remain confidential. Executive agrees to provide the Company written notice of any request by a governmental entity for information relating to this Agreement in advance of providing such information to a governmental entity.

5.2	Non-Disparagement

The Parties shall not make, repeat, or publish to any third party any false, disparaging, defamatory, accusatory, or derogatory remarks or references about one another, whether oral or in writing, concerning the other Party or any of the Released Parties, or otherwise take any such action that might reasonably be expected to cause damage or harm to the other Party or any of the Released Parties, provided however that this Section 5.2 shall not apply to statements made by or about any affiliates (other than the Company, its direct parent company, and its subsidiaries) of Kohlberg Kravis Roberts & Co. LP, TPG Capital LP, Goldman Sachs & Co. or any future owner of the Company. The Company’s obligations under this Paragraph are limited to only those individuals who are Executive Officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended) at the time of the Separation Date and who are acting in their capacity as Executive Officers of the Company at the time they make a remark or reference that allegedly violates this Paragraph. This Paragraph does not prohibit either Party from making truthful statements regarding the other Party or any of the Released Parties while cooperating with a governmental investigation or testifying under oath. Executive acknowledges that he is making, after the opportunity to confer with counsel, a knowing, voluntary, and intelligent waiver of rights Executive may have to make disparaging comments regarding the Company, including rights under the First Amendment to the United States Constitution and any other applicable federal and state constitutional rights. For the avoidance of doubt, nothing contained in this Section 5.2 shall be deemed to restrict Executive from competing against the Company or representing competitors of the Company in a legal or other fiduciary capacity.

5.3	Non-Solicitation

Executive hereby reconfirms his agreement in Section 4.10 of the Employment Agreement that he shall not, for the one (1) year period following the Separation Date, directly or knowingly indirectly, either as an employee, employer, independent contractor, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity, either for his own benefit or the benefit of any other person or entity: (a) solicit, induce, encourage, or in any way cause any of the Company’s or an Affiliate’s customers or prospective customers, or any person, firm, corporation, company, partnership, association, or entity which was contacted or whose business was solicited, serviced, or maintained by the Company or an Affiliate during the term of Executive’s employment with the Company, to reduce or terminate its business relationship with the Company or such Affiliate; or (b) solicit, recruit, induce, encourage, or in any way cause any employee of the Company or an Affiliate to terminate his or her employment with the Company or such Affiliate; provided that the prohibition described in this clause (b) shall not apply to Executive’s professional assistant, C. Wood, and the paralegal primarily assigned to Executive at the time of Executive’s cessation of employment with the Company, C. Duran.

5.4	Injunctive Relief

Executive agree that a breach of this Article 5 would cause immediate and irreparable loss, damage, and injury to the Company; that damages for such a breach would be exceedingly difficult, if not impossible, to estimate; and that the Company would have no adequate remedy at law. Accordingly, Executive acknowledges and agrees that injunctive relief would be appropriate relief for such breach and to prevent further breaches of this Article.

ARTICLE 6

MISCELLANEOUS

6.1	Tax and Withholdings

a.

Tax and Financial Implications of Agreement. Executive represents and agrees that he is not relying on the judgment or advice of the Company, any of the Released Parties, or their counsel, either directly or indirectly, with regard to the taxability of any amount paid pursuant to the terms of the Agreement. Executive further acknowledges and agrees that it is his responsibility to determine the tax consequences of such amounts. In the event that any of the Released Parties is required under law to pay taxes (income, social security, or other) or related interest or penalties on any part of the severance payments described in Section 2.1 as a result of Executive’s failure to do so or as a result of Executive’s treatment of those severance payments as non-taxable, Executive shall immediately reimburse the Released Parties the full amount of such payments. Otherwise, Executive shall be responsible for reasonable expenses, including legal fees, incurred by any of the Released Parties in obtaining compliance with or enforcement of the terms of this Paragraph, as well as for the full amount of reimbursement payments. This Section 6.1.a. (including representations and agreements contained herein) does not apply to Excise Taxes and any gross-ups related thereto, which will be handled pursuant to Section 2.1.a.(iv) above and the Additional Payment Agreement.

b.	Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. In addition, Executive expressly authorizes and agrees that any amounts that he owes regarding Company-issued or sponsored travel or credit cards, and any amounts that he owes the Company or any Released Parties, including amounts owed under the energy conservation program, the appliance purchase program, vacation overpayment, and salary, bonus and benefit overpayments, may be offset and deducted from the payments to be made hereunder.

6.2	Severability; Judicial Modification

If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of this Agreement and the other terms, provisions, covenants, and restrictions hereof shall remain in full force and effect; they shall in no way be affected, impaired, or invalidated. It is hereby stipulated and declared to be the intention of the Parties that they would have executed this Agreement had the terms, provisions, covenants, and restrictions that may be hereafter declared invalid, void, or unenforceable not been initially included.

6.3	Survival of Covenants/Agreements

The Parties agree that the covenants and agreements set forth in Articles 2, 3 and 5, and Sections 6.1.a., 6.3, and 6.6 of this Agreement are of a continuing nature, and they shall survive the expiration, termination, or cancellation of this Agreement, unless such Articles are specifically extinguished, terminated, or cancelled in a writing signed by both Parties and identified as an amendment to this Agreement. The Additional Payment Agreement shall also survive the expiration, termination, or cancellation of this Agreement unless it is specifically extinguished, terminated, or cancelled in a writing signed by both Parties.

6.4	Assignment

This Agreement is personal between the Company and Executive. Executive may not sell, assign, or transfer any rights or interests created under this Agreement, or delegate any of his duties, without the prior written consent of the Company. The Company may, without Executive’s consent, assign this Agreement and its rights, benefits, and obligations hereunder to any of its Affiliates or a successor entity. In the event of an assignment by the Company to an Affiliate, the Company will fully and unconditionally guarantee any obligations to Executive arising from this Agreement.

6.5	Further Assurances

The Parties agree to perform any further acts and to execute and deliver any further documents which may be necessary or appropriate to carry out the purposes of this Agreement.

6.6	Governing Law; Attorneys’ Fees and Costs

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, regardless of choice-of-law principles. Each party submits to the jurisdiction of the courts in Dallas County, Texas, and the Parties agree that the proper venue and jurisdiction for any cause of action relating to this Agreement (whether sounding in tort or contract) shall be in Dallas County, Texas. In the event any issue arising out of this Agreement is litigated by the Parties, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs.

6.7	Notices

All notices from one party to the other shall be deemed to have been duly delivered when hand delivered or sent by United States certified mail, return receipt requested, postage prepaid, as follows:

If to Executive:	If to the Company:

David P. Poole	General Counsel
at the address on file with the Company	Energy Future Holdings Corp.
1601 Bryan Street, 6th Floor
Dallas, Texas 75201

6.8	Non-Waiver

The failure of either Party to enforce or require timely compliance with any term or provision of this Agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall any such failure preclude the enforcement of any term or provision or avoid the liability for any breach of this Agreement.

6.9	Merger/Entirety of Agreement

This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter of this Agreement. Except where specifically referenced otherwise in this Agreement, it supersedes and replaces any and all prior or contemporaneous negotiations, undertakings, understandings, or agreements (whether written or oral) of any kind between Executive and the Company with respect to the terms of Executive’s separation from the Company and its Affiliates.

I HAVE READ THIS AGREEMENT AND FULLY UNDERSTAND ALL ITS TERMS AND WHAT THEY MEAN. NO OTHER PROMISE, INDUCEMENT, THREAT, AGREEMENT, OR UNDERSTANDING OF ANY KIND OR DESCRIPTION WHATSOEVER HAS BEEN MADE WITH OR TO ME TO CAUSE ME TO SIGN THIS AGREEMENT. I ENTER INTO AND SIGN THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, WITHOUT DURESS OR COERCION OF ANY KIND WHATSOEVER, AND WITH THE INTENT OF BEING LEGALLY BOUND BY THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties execute this Agreement as follows:

THE COMPANY

By:	/s/ John F. Young
John F. Young, Chief Executive Officer

EXECUTIVE

/s/ David P. Poole
David P. Poole

Date:	March 31, 2008